EXHIBIT 3.02
                                                                    ------------

                  MINUTES OF A SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                             BOULDER BREWING COMPANY

                             HELD:   August 24, 2001

                             PLACE:  211 West Wall Street
                                     Midland, Texas 79701

         Glenn A. Little, as President of Boulder Brewing Company, called a Special Meeting of Shareholders to order on August 24, 2001 at 5:00 P.M. The meeting was held at the offices of the Corporation, 211 West Wall Street, Midland, Texas 79701.

         Matthew Blair was designated as Secretary of the Meeting. Upon calling the meeting to order, Mr. Little noted that the Corporation mailed to all shareholders of record the Notice of Special Meeting of Shareholders with Proxy Statement and a Proxy Voting Sheet with return envelopes.

         Mr. Little announced that Mr. Blair had been previously appointed as Inspector of Elections and has subscribed to his oath of office.

         Mr. Little asked the Inspector of Elections to state whether there was present at this meeting a Certified List of Shareholders attested to by the Transfer Agent.

         There was a list of Shareholders in the possession of the Company's Transfer Agent, a copy of which has been available for more than ten (10) days prior to this Meeting for inspection by shareholders.

         According to the records of the Transfer Agent, as of the record date, July 9, 2001, there were 118,953,529 shares issued and outstanding, and that therefore, pursuant to the Corporation's By-laws, 29,738,383 shares would constitute a quorum.

         Mr. Little thereupon asked that the Inspector of Elections ascertain whether there was a quorum present in person or by proxy.

         Mr. Blair advised that he, as Inspector, had examined the number of shares represented by those present in person or present by proxy, and he thereupon announced that the number of shares being represented was 67,493,253 which is in excess of 29,738,383 shares, and that therefore a quorum was present and that the Special Meeting could proceed.

         Mr. Little thereupon called the Special Meeting of Shareholders of Boulder Brewing Company to order.


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         Mr.  Little asked that the  Inspector of Elections  receive the vote of
Proposal Number One, to elect three directors to hold office. He requested that anyone present wishing to vote by ballot, to submit ballots which are available to the Inspector of Elections at this time.

         The President thereupon asked that the Inspector of Elections tabulate the votes on Proposal Number One. Mr. Blair reported that out of those eligible to vote on Proposal Number One, 67,493,253 shares cast a vote for Glenn A. Little, as Director, 67,493,253 shares cast a vote for Matthew Blair as a director, 67,055,153 shares cast a vote for Michael Lawrence as a director and 65,000 shares cast a vote against Michael Lawrence as a director.

         In view of the affirmative votes, Glenn A. Little, Matthew Blair and Michael Lawrence are duly elected as Directors of the Corporation.

         Mr. Little asked the Inspector of Elections to receive the vote of Proposal Number Two, to appoint independent auditors for the Company. He requested that anyone present wishing to vote by ballot, to submit ballots which are available to the Inspector of Elections at this time.

         The President thereupon asked that the Inspector of Elections tabulate the votes on Proposal Number Two. Mr. Blair reported that out of those eligible to vote on Proposal Number Two, 67,055,153 shares cast a vote in favor of the Proposal as set out in the Proxy Statement, 95,000 shares voted against and 343,100 shares abstained.

         In view of the affirmative vote on Proposal Number Two, it is approved that Scott W. Hatfield, CPA is appointed as independent auditor to examine the accounts of the Company for the fiscal year ended December 31, 2001.

         Mr. Little asked that the Inspector of Elections receive the vote of Proposal Number Three, to effect 1:5 reverse split of the currently outstanding shares of the Company's common stock. He requested that anyone present wishing to vote by ballot, to submit ballots which are available to the Inspector of Elections at this time.

         The President thereupon asked that the Inspector of Elections tabulate the votes on Proposal Number Three. Mr. Blair reported that out of those eligible to vote on Proposal Number Three, 64,063,915 shares cast a vote in favor of the Proposal as set out in the Proxy Statement, 1,822,500 shares voted against and 1,606,878 shares abstained.

         In view of the affirmative vote on Proposal Number Three, it is

         APPROVED that the issued and outstanding capital stock of the Corporation be reverse split 5 shares for one share, so that each five shares issued and outstanding became one share, and that any shareholder holding a fractional share receive a cash payment of $.05 for every fractional share.

         Mr. Little asked that the Inspector of Elections receive the vote of Proposal Number Four, to change the Company's state of incorporation from

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Colorado to Nevada.  He requested that anyone present wishing to vote by ballot, to submit ballots which are available to the Inspector of Elections at this time.

         The President thereupon asked that the Inspector of Elections tabulate the votes on Proposal Number Four. Mr. Blair reported that out of those eligible to vote on Proposal Number Four, 64,145,928 shares cast a vote in favor on the Proposal as set out in the Proxy Statement, 789,750 shares voted against and 2,557,575 shares abstained.

         In view of the affirmative vote on Proposal Number Four; it is approved that the Company's state of incorporation be changed from Colorado to Nevada.

         There being no further questions or discussions raised, Mr. Little then declared that the Special Meeting of Shareholders of Boulder Brewing Company, held August 24, 2001, be declared closed at 6:00 P.M.


                                          /s/ Matthew Blair
                                         ---------------------------------------
                                         Matthew Blair, Secretary of the Meeting